FOR IMMEDIATE RELEASE

                            Contacts: COMFORCE/YIELD
                             Christopher P. Franco
                                 (516) 352-3200

                                Lori Corporation
                                Robert S. Gruber
                                 (212) 628-2554


                    LORI ANNOUNCES MAJOR TRANSFORMATION INTO
               TELECOMMUNICATIONS AND COMPUTER STAFFING SERVICES;
                          ACQUISITION OF YIELD GLOBAL

         Northfield, Illinois, September 11, 1995 - The Lori Corporation (ASE:LRC) ("Lori") announced today that it had signed a stock purchase agreement to acquire one hundred percent of the capital stock of Spectrum Global Services, Inc. d/b/a YIELD Global ("YIELD"), a wholly owned subsidiary of Spectrum
Information Technologies, Inc. ("SIT"), for approximately $6 million. The acquisition of YIELD is expected to be completed in the fourth quarter of 1995. In addition, Lori plans to provide an incentive package to the YIELD management. The completion of the acquisition is subject to approval of the bankruptcy court in which SIT's chapter 11 petition is pending. YIELD had revenues of $9 million for the fiscal year ended March 31, 1995 and, on a stand-alone basis before corporate allocations, earned $920,000 for such period. YIELD provides telecommunications and computer technical staffing services worldwide to Fortune 1000 companies and maintains an extensive, global database of technical specialists, with an emphasis on wireless communications capability. Originally founded in 1987 and sold to SIT in November 1993, YIELD was ranked one of the fastest growing private companies in America by the INC. 500 for 1993 and 1994.

         In connection with its new business direction, Lori intends to request that its shareholders approve a change of its corporate name to COMFORCE Corporation, which is more descriptive of the services the company will provide. Following the acquisition of YIELD, the senior management of COMFORCE will be comprised of Michael Ferrentino, as President, a founder and senior manager of YIELD, and Christopher P. Franco, as Executive Vice President, an executive and attorney with extensive corporate finance and securities experience. It is expected that all of YIELD's current personnel will become employees of COMFORCE. COMFORCE intends to announce additional key management positions at a later date. James L. Paterek, former president of YIELD, will serve as a consultant to COMFORCE.

         The strategic vision of COMFORCE is to become the leading provider of staffing solutions for the information superhighway, both domestically and internationally, through internal growth as well as an aggressive program for the acquisition of related businesses.

Lori is 62.6%-owned by ARTRA GROUP Incorporated (NYSE:ATA).
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